UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 11, 2009

Date of Earliest Event Reported:  December 8, 2009

AdCare Health Systems, Inc.

(Exact Name of Registrant as specified in its Charter)

Ohio	31-1332119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5057 Troy Rd, Springfield, OH	45502-9032
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code

(937) 964-8974

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c)).

Item 3.02  Unregistered Sales of Equity Securities

On December 8, 2009, AdCare Health Systems, Inc. (the “Company”), at a special shareholder meeting, shareholders approved the sale of 1,400,000 shares of stock and warrants in a private placement.  The offering consisted of Units with each Unit containing one share of the Company’s common stock and one five-year warrant to purchase an additional share of common stock at $2.50 per share.  Each Unit was valued at $2.00.  The offering is not registered under the Securities Act of 1933 and was only sold in the United States pursuant to applicable exemptions from registration.  As a result the Company raised approximately $2,500,000 after commissions and expenses.

Item 8.01 Other Matters

On December 9, 2009, the Company issued a press release announcing the completion of the private placement as described above under Item 3.02.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information in this Item 8.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth in such filing.

Item 9.01.  Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated December 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:  December 11, 2009

ADCARE HEALTH SYSTEMS, INC.

By:  /s/ Scott Cunningham

Name: Scott Cunningham

Title:  Chief Financial Officer

Exhibit 99.1

For Immediate Release

AdCare Health Systems Completes Private Placement to Fund Aggressive Growth Initiatives

SPRINGFIELD, Ohio, December 9, 2009 /PRNewswire-FirstCall/ AdCare Health Systems, Inc. (NYSE AMEX: ADK), an Ohio based long term care, home care and management company, today reported that it completed a private placement of its securities.

The private placement raised $2.5 million in cash to fund the Company’s growth initiatives, which include potential acquisitions of assisted living facilities and nursing homes as well as new management contracts.

“We are pleased that our shareholders voted to support the private placement and other issues at the special meeting of shareholders held a few days ago,” said David A. Tenwick, Chairman of AdCare.  “This is another important milestone in our strategy to continue and complement our organic growth with growth through acquisitions in a highly fragmented industry.  AdCare has developed a strong reputation for operational efficiency and high quality living environments, and with the additional capital from the private placement, we plan to leverage these strengths to achieve our growth objectives.”

The private placement was managed by Bathgate Capital Partners LLC, a full-service investment banking firm headquartered in the Denver suburb of Greenwood Village, Colorado.  The placement consisted of Units priced at $2.00, with each unit consisting of one share of common stock and one five-year warrant to purchase an additional share of common stock at $2.50 per share.  Bathgate Capital Partners placed a total of 1,400,000 Units, which raised $2.5 million in cash after commissions and expenses for the Company.

AdCare recently reported revenue of $19.9 million for the nine-month period ended September 30, 2009, up 9.4% from, revenue of $18.2 million in the same period a year ago.  Net income increased to $443,000, a $1.2 million positive swing over the net loss of $745,000 in the year ago period.  EPS was $0.12 versus a loss of $0.21 for the same period a year ago.

In addition to approving the private placement at the special meeting of shareholders held on December 7, 2009, the shareholders approved conforming the terms of AdCare’s public warrants that were issued in the Company’s initial public offering with the terms of the new warrants that will be issued in the private placement.  The warrant holders’ meeting to vote on the matter is December 16, 2009; however, the completion of the private placement was not contingent upon approval by the warrant holders.

The shareholders also approved certain changes to the terms of the remaining warrants previously granted to officers and directors, approved the issuance of warrants to the senior management group and extended the exercise date of warrants previously issued to Gary Wade, the President of AdCare, to expire on the same date as his employment contract.

About AdCare Health Systems, Inc.

AdCare Health Systems, Inc. (Amex: ADK) develops, owns and manages assisted living facilities, nursing homes and retirement communities and provides home health care services.  Prior to becoming a publicly traded company in November of 2006, AdCare operated as a private company for 18 years.  AdCare’s 900 employees provide management, development and accounting/financial services to 20 long term care facilities, nine of which are assisted living facilities, ten skilled nursing centers and one independent senior living community.

The Company has ownership interests in eight of those facilities.  In the ever expanding marketplace of long term care, AdCare’s mission is to provide quality healthcare services to the elderly.

Safe Harbor Statement

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law.  Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management.  The forward-looking statements involve known and unknown risks, results, performance or achievements of the Company to differ materially from those expressed or implied in such statements.  Such factors are identified in the public filings made by the Company with the Securities and Exchange Commission and include the Company’s ability to secure lines of credit and/or an acquisition credit facility, find suitable acquisition properties at favorable terms, changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

Contact:

David A. Tenwick

Chairman of the Board

1-740-549-0400

dat@adcarehealth.com

www.adcarehealth.com